Exhibit 99.A

News For Immediate Release
El Paso Pipeline Partners Reports 20 Percent Increase in Third Quarter Earnings
HOUSTON, TEXAS, November 6, 2008—El Paso Pipeline Partners, L.P. (NYSE: EPB) is reporting today third quarter 2008 financial and operational results for the partnership.
Highlights include:
–	Net income increased to $20.8 million from $17.4 million in the third quarter of 2007

–	Earnings of $0.29 per common unit in the third quarter 2008

–	Raised third quarter cash distribution to $0.30 per common and subordinate unit, a 1.7 percent increase from the second quarter 2008

–	Completed $736 million acquisition from El Paso Corporation

–	SNG SESH phase I project placed into service in September

–	WIC Medicine Bow expansion placed into service in October
“The partnership’s earnings and cash flow continue to demonstrate consistent growth as our premier pipeline assets delivered solid results in the quarter,” said Jim Yardley, president and chief executive officer of El Paso Pipeline Partners. “The highlight of the quarter was our first acquisition from El Paso Corporation, which provides for 8 to 10 percent organic growth through 2012.”

A summary of financial results for the quarter and nine months ended September 30, 2008 and 2007 are as follows:

	Quarter Ended		Nine Months Ended
Financial Results	September 30,		September 30,
($ in millions, except per unit amounts)	2008	2007	2008	2007

Operating revenues	$34.7	$27.6	$103.0	$80.9
Operating expenses
Operation and maintenance	9.4	4.7	24.6	18.3
Depreciation and amortization	6.7	4.2	19.6	11.8
Taxes, other than income	1.1	1.0	3.1	2.8

Operating income	17.5	17.7	55.7	48.0
Earnings from unconsolidated affiliates	7.0	—	29.2	—
Other income (expense), net	0.7	2.1	0.9	4.1

Earnings before interest expenses and taxes (EBIT)	25.2	19.8	85.8	52.1
Interest and debt expense	4.4	2.4	14.4	5.5

Net income	$20.8	$17.4	$71.4	$46.6

Net income per common unit	$0.29	—	$0.86	—
Financial Results
For the quarter and nine months ended September 30, 2008, El Paso Pipeline Partners reported net income of $20.8 million and $71.4 million, respectively, compared with $17.4 million and $46.6 million, respectively, for the same periods in 2007. EBIT for the quarter and nine months ended September 30, 2008, was $25.2 million and $85.8 million, respectively, compared with $19.8 million and $52.1 million, respectively, for the same 2007 periods. The increase in net income and EBIT for both periods is due primarily to increased earnings from equity investments, and the completion of pipeline expansion projects, which offset higher operating expenses. The partnership began recording earnings from its equity investments following the contribution of the interests in Colorado Interstate Gas (CIG) and Southern Natural Gas (SNG) from El Paso Corporation in connection with its initial public offering.

Operating income for the quarter and nine months ended September 30, 2008 was $17.5 million and $55.7 million, respectively, compared with $17.7 million and $48.0 million respectively for the same 2007 periods. Operating costs for the quarter increased as a result of public company expenses, acquisition costs, and increased transportation costs related to the acquisition of capacity on third party pipelines to support the Piceance Lateral expansion.
Distributable cash flow for the nine months ended September 30, 2008 was $93.5 million, with distribution coverage of 1.10 times.
Equity Investments
On September 30, 2008, El Paso Pipeline Partners completed its acquisition of additional interests in CIG and SNG and now owns 40 percent and 25 percent of each, respectively. The acquisition was financed by the issuance of 27.8 million common units, 0.6 million general partner units, and $250 million of debt.
From a cash perspective, the acquisition was effective July 1, 2008 and El Paso Pipeline Partners received a full third quarter distribution from CIG and SNG at its increased interest level. The acquisition will be accounted for prospectively from the transaction close date, and equity earnings from CIG and SNG for the third quarter are reported at El Paso Pipeline Partners pre-acquisition interest levels.
Equity earnings from CIG for the quarter and nine months ended September 30, 2008, were $2.5 million and $10.1 million, respectively. SNG generated equity earnings of $4.5 million and $19.1 million for the quarter and nine months ended September 30, 2008, respectively.
Interest and Debt Expense
For the quarter and nine months ended September 30, 2008, interest and debt expense was $4.4 million and $14.4 million, respectively. Interest and debt expense relates primarily to amounts borrowed under the partnership’s credit facility.

Liquidity
El Paso Pipeline Partners maintains a $750 million revolving credit facility, which is underwritten by a diverse group of 25 financial institutions. The facility, which has a November 2012 maturity date, had available capacity of approximately $150 million as of September 30, 2008. The partnership will utilize this facility, operating cashflow, and a $30 million note receivable from El Paso Corporation to fund its on-going capital expenditures, and does not expect a need to access the capital markets until beyond 2009.
Capital Projects
During the quarter and nine months ended September 30, 2008, WIC invested $14.1 million and $71.8 million of growth capital, respectively, primarily for the Kanda Lateral, Piceance Lateral, and Medicine Bow expansions. Maintenance capital expenditures for the quarter and nine months ended September 30, 2008, were $1.0 million and $2.0 million, respectively. During the quarter, the first phase of SNG’s Southeast Supply Header project was placed into service, and the partnership announced the WIC system, and CIG Raton 2010 expansion projects. In October, the WIC Medicine Bow expansion was placed into service.
Webcast Information
El Paso Pipeline Partners, L.P. (NYSE: EPB) has scheduled a live webcast at 11:30 a.m. Eastern Time, 10:30 a.m. Central Time, on November 6, 2008, to discuss its third quarter 2008 financial and operational results. The webcast may be accessed online through the company’s Web site at www.eppipelinepartners.com in the Investors section. Materials to be discussed during the webcast will be available in the Investors section of El Paso Pipeline Partners’ Web site one hour prior to the webcast. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID # 59949430) 10 minutes prior to the start of the webcast.
A replay of the webcast will be available online through the company’s Web site in the Investors section. A telephone audio replay will also be available through November 13, 2008, by dialing (800) 642-1687 (conference ID # 59949430). If you have any questions regarding the dial-in procedures, please contact Margie Fox at (713) 420-2903.
The partnership’s financial statements, including its September 30, 2008, Form 10-Q, will be available in the Investors section of the partnership’s Web site at www.eppipelinepartners.com.  Copies of the filed documents, including the partnership’s Quarterly Reports on Form 10-Q and its 2007 Annual Report on Form 10-K are also available, free of charge, by calling (877) 357-2766.
El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns 83.1 million limited partner units, and 2.3 million general partner units. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, an interstate pipeline system serving the Rocky Mountain region, and a 40-percent interest in Colorado Interstate Gas Company which operates in the Rocky Mountain region, and a 25-percent interest in Southern Natural Gas Company, which operates in the southeastern region of the United States. For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached.
El Paso Pipeline Partners uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of its businesses. The partnership defines EBIT as net income (loss) adjusted for interest and debt expense. The partnership excludes interest and debt expense so that investors may evaluate the partnership’s operating results without regard to its financing methods or capital structure. El Paso Pipeline Partner’s business operations consist of both consolidated businesses as well as investments in unconsolidated affiliates. As a result, the partnership believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso Pipeline Partner’s businesses and investments.

El Paso Pipeline Partners uses the non-GAAP financial measure “Distributable Cash Flow” to measure its cash generation ability.  The partnership defines Distributable Cash Flow as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, and other income and expenses, net, which primarily includes a non-cash allowance for equity funds during construction (“AFUDC equity”) and other non-cash items.  Adjusted EBITDA is defined as net income plus depreciation and amortization expense, interest and debt expense, net of interest income and the partnership’s share of distributions declared by CIG and SNG for the applicable period, less equity in earnings of CIG and SNG. Distribution coverage is distributable cash flow divided by cash distributions.
El Paso Pipeline Partners believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare the operating and financial performance of the partnership with the performance of other publicly traded partnerships within the industry.
These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per unit, cash flow from operating activities or other GAAP operating measurements.

	Nine Months Ended
Non-GAAP Reconciliation Schedule	September 30,
($ millions)	2008	2007

Net income	$71.4	$46.6
Add: Interest and debt expense	14.4	5.5

EBIT	85.8	52.1
Add: Depreciation and amortization	19.6	11.8
Distributions declared by CIG and SNG	41.7	—
Less: Equity earnings from CIG and SNG	(29.2)	—

Adjusted EBITDA	117.9	$63.9

Less: Cash interest expense, net	(14.4)
Maintenance capital expenditures	(2.0)
Other, net	(8.0)

Distributable cash flow	$93.5

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct and operate such projects; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.
Contacts:
Investor-Media Relations
Bruce L. Connery, Vice President
(713) 420-5855
Media Relations
Bill Baerg, Manager
(713) 420-2906